Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Eagle Financial Bancorp, Inc. filed with the Securities and Exchange Commission and the Form AC filed with the Federal Deposit Insurance Corporation of our report dated March 6, 2017 on our audit of the financial statements of Eagle Savings Bank, appearing in the Prospectus, which is part of this Registration Statement and the Form AC. We also consent to the references to our firm under the captions “The Conversion and Offering,” “Experts” and “Legal Matters” in the Prospectus.

/s/BKD, LLP

Cincinnati, Ohio

May 10 , 2017